UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                FORM 12b-25

                          NOTIFICATION OF LATE FILING


(Check One) [x] Form 10-K [] Form 20-F [] Form 11-K [] Form 10Q [] Form N-SAR
               For Period Ended:_December 31,1998____________

               [  ] Transition Report on Form 10-K
               [  ] Transition Report on Form 20-F
               [  ] Transition Report on Form 11-K
               [  ] Transition Report on Form 10-Q
               [  ] Transition Report on Form N-SAR
               For the Transition Period Ended:________________________


Nothing in this form shall be construed to imply that Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above,identify the Item(s) to which the notification relates:
_____________________________________________________________________________


PART I - REGISTRANT INFORMATION

Dencor Energy Cost Controls Inc._____________________________________________
Full Name of Registrant

_____________________________________________________________________________
Former Name if Applicable

1450 West Evansn___________________________________________________________
Address of Principal Executive Office (Street and Number)

Denver, CO  80223____________________________________________________________
City, State and Zip Code

PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without reasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.
         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly
[x] report of transition report on Form 10-Q, or portion thereof will e filed on or before the fifth calendar day following the prescribed due date; and
         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

  The Company has not yet completed all requisites necessary to file a complete, 1998 Annual Report of Form 10-KSB, and the inability to file the report timely could not be eliminated without unreasonable effort or expense. The Annual Report on Form 10-KSB will be filed no later than the fifteenth calendar day following the prescribed due date.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Maynard L. Moe___________________________303____________922-1888________
                  (Name)                    (Area Code)   (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
     If answer is no, identify report(s).                     [x]Yes  [  ]No
     _________________________________________________________________________
(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
     portion thereof?                                          [ ]Yes  [x]No

     If so, attach an explanation of the anticipated change, both narratively and quantiatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     _________________________________________________________________________

             _______________Dencor Energy Cost Controls, Inc.______________
                       (Name of Registrant as Specified in Charter

has caused this notification to be signed on its behalf by the undersigned hereto duly authorized.

Date_March 31, 1999_______________ By_Maynard L. Moe, President_______________
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